EXHIBIT INDEX

1. Form of Sub-Advisory Agreement with Mastrapasqua & Associates, Inc. for the Growth/Value Fund and the Emerging Growth Fund

2.  Consent of Ernst & Young LLP

3.  Consent of Arthur Andersen LLP

4.  Consent of Pricewaterhouse Coopers LLP

5.  Code of Ethics for Touchstone Securities, Inc.

6.  Code of Ethics for Touchstone Advisors, Inc.

7.  Code of Ethics for Ft. Washington Investment Advisors, Inc.

8.  Code of Ethics for David L. Babson & Company, Inc.

9.  Code of Ethics for Westfield Capital Management, Inc.

10. Code of Ethics for Credit Suisse Asset Management LLC

11. Code of Ethics for Todd Investment Advisors, Inc.

12. Code of Ethics for Mastrapasqua & Associates, Inc.